Exhibit 3.160

CERTIFICATE
REGARDING RESTATED
ARTICLES OF INCORPORATION
OF
[NAME], INC.

To the Department of State
State of Florida

Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act, the corporation hereinafter named (the “Corporation”) does hereby amend and restate its Articles of Incorporation as heretofore amended.

1.  The name of the Corporation is [NAME], Inc.

2.  The text of the Restated Articles of Incorporation of the Corporation, as further amended hereby, is annexed hereto and made a part hereof.

CERTIFICATE

It is hereby certified that:

1.  The annexed Restated Articles of Incorporation contains amendments to the Articles of Incorporation of the Corporation requiring shareholder approval.

2.  The Articles of Incorporation of the Corporation are hereby amended in their entirety so as henceforth to read as set forth in the Amended and Restated Articles of Incorporation annexed hereto and made a part hereof.

3.  The date of adoption of the aforesaid amendments was [DATE].

4.  The aforesaid amendments were duly adopted by the written consent of the sole shareholder.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Restated Articles of Incorporation on this [DATE].

[NAME]
[TITLE]

RESTATED
ARTICLES OF INCORPORATION
OF
[NAME], INC.

ARTICLE I
NAME

The name of the corporation shall be [NAME], Inc.

ARTICLE II
ADDRESS

The address of the principal office of the Corporation and the mailing address of the Corporation are 200 International Circle #3500, Hunt Valley, MD 21030.

ARTICLE III
CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is Seven Thousand Five Hundred (7,500) shares of Common Stock, par value $1.00 per share.

ARTICLE IV
PURPOSE

The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under the Florida Business Corporation Act.

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